EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Cell Therapeutics, Inc. that is made a part of the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-106906) and related Prospectus of Cell Therapeutics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Seattle, Washington

August 19, 2003